Exhibit 99.1

Nivalis Therapeutics Announces Results from Phase 2 Clinical Trial of Cavosonstat Added to Ivacaftor for Treatment of Cystic Fibrosis

BOULDER, Colo., February 23, 2017 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a pharmaceutical company historically focused on developing innovative solutions for people with cystic fibrosis (CF), today announced topline results from the Company’s Phase 2 trial evaluating the efficacy and safety of cavosonstat at a dose of 400 mg in adult patients with CF who had one copy of the F508del-CFTR mutation and a second gating mutation, and were being treated with Kalydeco™ (ivacaftor). There were no dose limiting toxicities and cavosonstat was well tolerated in the trial. Cavosonstat, when added to Kalydeco therapy, did not demonstrate benefit in absolute change in percent predicted FEV1, the trial’s primary endpoint, or in sweat chloride reduction at 8 weeks.

Summary of Key Data

The data announced today are from a Phase 2, double-blind, randomized, placebo controlled, trial that evaluated the efficacy and safety of one dose of cavosonstat administered twice daily (BID) in adult patients with CF who were heterozygous for the F508del-CFTR mutation and a gating mutation, being treated with Kalydeco. The 12-week trial included a total of 19 adults who received treatment with cavosonstat (400 mg) added to Kalydeco (n=15) or with placebo added to Kalydeco (n=4). The trial included a 4-week withdrawal and follow-up period once patients had completed 8 weeks of dosing.

The primary endpoint of the trial was change in absolute percent predicted FEV1 from baseline to week 8. These primary and key secondary endpoints are shown in the table below.

Primary and Key Secondary Endpoint at Week 8

Cavosonstat 400 mg BID (N=15)

Absolute Change inFEV1 (% predicted)	0.26
(Within group P-value)	(0.72)
Relative Change in FEV1 (% predicted)	0.58
(Within group P-value)	(0.68)
Absolute Change in Sweat Chloride (mmol/L)	-0.3
(Within group P-value)	(0.85)
Absolute Change in CFQ-R respiratory domain	-2.90
(Within group P-value)	(0.35)
Absolute Change in BMI	0.21
(Within group P-value)	(0.11)

The increase in body mass index (BMI) reflecting a gain in weight in this study was similar to increases in BMI observed in two prior studies of cavosonstat in CF patients homozygous for F508del-CFTR. In one study, cavosonstat was administered over 4 weeks to CF patients who were not being treated with OrkambiTM and in the other study cavosonstat was administered over 12 weeks to patients who were being treated with Orkambi. End of treatment BMI data from these studies are summarized in the table below. These data suggest that GSNOR inhibition may have improved the nutritional status of patients with CF in these studies.

Mean(1) BMI Change from Baseline (± Standard Deviation) at End of Study after Treatment with Cavosonstat in Patients with CF

SNO-4 (4-week treatment duration): CF Patients homozygous for F508del-CFTR not on Orkambi

Placebo (N=11)	-0.05	(± 0.32)
50 mg (N=12)	-0.01	(± 0.25)
100 mg (N=13)	0.11	(± 0.48)
200 mg (N=14)	0.09	(± 0.66)
All Active (N=39)	0.07	(± 0.49)

SNO-6 (12-week treatment duration): CF Patients homozygous for F508del-CFTR on Orkambi

Placebo (N=41)	-0.09		(± 0.50)
200 mg (N=44)	0.16		(± 0.71)
400 mg (N-46)	0.17		(± 0.73)
All active (N=90)	0.17	(2)	(± 0.72)

SNO-7 (12-week treatment duration): CF Patients heterozygous for F508del-CFTR and gating mutation on Kalydeco

400 mg (N=15)	0.20	(± 0.49)

(1) Arithmetic mean

(2) P < 0.05, all other P-values for change from baseline were >0.05

“We are sincerely grateful to those who participated in this trial, including the patients, their families, the trial investigators and our employees,” said Steven Shoemaker, M.D., Medical Director at Nivalis. “We hope that the data from this trial will help inform the overall body of CF research, and help others in the design of future CF trials.”

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a pharmaceutical company that has historically been focused on the discovery and development of product candidates for patients with cystic fibrosis, or CF. Our GSNOR inhibitors selectively target an enzyme known as S-nitrosoglutathione reductase, which we refer to as GSNOR. GSNOR regulates levels of an endogenous protein known as S-nitrosoglutathione, or GSNO.  Depleted levels of GSNO have been associated with CF, asthma, inflammatory bowel diseases and certain cardiovascular diseases. However, in light of recent disappointing results of a Phase 2 clinical trial of our lead product candidate, cavosonstat, in CF, we determined to not pursue the development of this compound in CF and to wind down our research and development activities as we shift our strategic emphasis to investigating and evaluating strategic alternatives.

About Cavosonstat

Cavosonstat works through a novel mechanism of action called GSNOR inhibition. Nivalis discovered and owns exclusive rights to cavosonstat in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. Cavosonstat was granted Orphan Drug and Fast Track designations in CF by the FDA in 2016. Nivalis has completed clinical studies with cavosonstat, including two Phase 1a dose-escalation safety studies in healthy volunteers, a Phase 1b safety study and a Phase 2 trial in adult patients with CF who had two copies of the F508del-CFTR mutation and in the Phase 2 trial were being treated with Orkambi and a second Phase 2 trial of cavosonstat in patients with CF who had one copy of the F508del-CFTR mutation and a second gating mutation, and were being treated with Kalydeco.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the potential for GSNOR inhibitors to improve nutritional status in CF. These forward-looking statements are based on the current intent and expectations of the management of the Company. These statements are not guarantees of future performance or actions and involve risks and uncertainties that are difficult to predict. The Company’s actual performance in the timing and outcome of actions and events may differ materially from those expressed or implied in the forward-looking statements because such statements are based on assumptions and projections relating to these activities that are inherently uncertain and may also be affected by risks such as: that certain clinical data from prior trials may not be predictive of results achieved in other trials of a drug candidate relating to the same or different indications; and the other risks and uncertainties described in the Company’s SEC reports filed under the Securities Exchange Act of 1934, including its most recent annual report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2017. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

Mike Carruthers

1-720-945-7707

mike.carruthers@nivalis.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com